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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Century Surety Company

The Board of Directors and Shareholder
Commercial Surety Agency, Inc.:


     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of our report for Century Surety Company dated April 9, 1996, except as to note 12, which is as of June 14, 1996, and our report for Commercial Surety Agency, Inc. dated June 7, 1996, included in the Republic Environmental Systems, Inc. definitive information statement dated September 23, 1996 and to the reference to our firm under the heading "experts" in the prospectus. Our report for Century Surety Company refers to a change in accounting for certain investments in debt and equity securities in 1994.


                                            /s/  KPMG Peat Marwick LLP

Cleveland, Ohio

January 17, 1997